Exhibit 99.1

	Corporate Communications	Phone: 952-351-3087
News Release	7480 Flying Cloud Drive	Fax: 952-351-3009
Minneapolis, MN 55344

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK to Record a Non-Cash Goodwill Impairment Charge in 4th Quarter of Fiscal Year 2009 in a Range of $105 – $115 Million

FY09 EPS From Continuing Operations Before the Charge Now Expected to Exceed Previous Guidance

Minneapolis, April 27, 2009 – Alliant Techsystems (NYSE: ATK) announced today that it expects to record a $105 - $115 million ($3.08 - $3.38 per share), non-cash, non-deductible goodwill impairment charge in the fourth quarter of Fiscal Year 2009, as required by Statement of Financial Accounting Standards (SFAS) 142 “Goodwill and Other Intangible Assets.”  The estimated impairment charge is primarily due to the adverse equity market environment, which has resulted in a decline of the company’s common stock and subsequent implied decline in the valuations of its Spacecraft Systems division.  The charge is primarily attributable to goodwill recorded in connection with certain acquisitions made from 2003 -2007.  The company is in the process of finalizing the actual amount of the impairment charge, which will be completed prior to reporting its fourth quarter and full-year 2009 financial results on May 7, 2009.

Earnings per share (EPS) from continuing operations, prior to the charge, are now expected to exceed the company’s previous guidance of $7.40 – $7.50.

Under SFAS 142, the company is required to annually assess its goodwill and other intangible assets.  In its most recent assessment, conducted using a measurement date of December 29, 2008, ATK determined that an impairment of goodwill within the Spacecraft Systems business may have occurred.  While results of an independent analysis have yet to be finalized, ATK believes there is sufficient evidence to conclude that an impairment charge did occur.

ATK is a premier aerospace and defense company with more than 19,000 employees in 22 states, Puerto Rico and internationally, and revenues in excess of $4.5 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; the terms and timing of awards and contracts; and economic conditions.  ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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